Exhibit 99.1

News Release

For More Information Contact

FOR IMMEDIATE RELEASE

Darrell Lee, CFO/VP

November 4, 2008

763-493-6370 / www.mocon.com

MOCON Announces Increased Third Quarter Revenue and Net Income

MINNEAPOLIS, MN, November 4, 2008 – MOCON, Inc. (NasdaqGM:MOCO) today reported its operating results for the quarter ended September 30, 2008.

Net sales for the third quarter 2008 were $7,429,000, an increase of 9 percent compared to $6,820,000 for the third quarter 2007.  Net income was $1,082,000 for the third quarter 2008, a 13 percent increase compared to $956,000 in the third quarter 2007.  Diluted net income per share increased 12 percent to $0.19 in the third quarter 2008, compared to $0.17 for the same period in 2007.  Nine-month sales were $22,270,000, an increase of 9 percent compared to $20,354,000 for the first nine months of 2007.  Net income and diluted net income per share were $3,019,000 and $0.53, respectively, for the first nine months of 2008, increases of 11 and 10 percent, respectively, compared to $2,721,000 and $0.48 for the same period in 2007.

The increase in sales for the third quarter 2008 compared to the third quarter 2007 was primarily the result of increased sales of our gas analyzer instruments and packaging products principally into our foreign markets.  Our gas analyzer products, which accounted for 22 percent of consolidated sales in the current quarter, increased 49 percent over the prior year as shipments of gas chromatographs grew significantly.  Our packaging products, which accounted for 19 percent of consolidated sales in the current quarter, increased 17 percent over the prior year due primarily to sales of the new line of leak detection equipment.  Geographically, our total international sales increased 24 percent in the current quarter which more than offset a 9 percent decline in domestic sales.

The increase in net income for the third quarter 2008 compared to the third quarter 2007 was primarily due to higher sales and increased gross profit margins, partially offset by increases in selling, general and administrative expenses.  Our selling, general and administrative expenses increased 22 percent in the current quarter compared to the prior year due to increased personnel costs, professional fees and higher marketing expenses.

“We are very pleased to announce a strong quarter for the Company despite signs of a worldwide slowdown in economic activity. Due to our diversified product offering, the increases we experienced in our gas analysis and packaging products groups more than offset a slight decrease in our permeation products group.  Our investment in new product development and new marketing initiatives, together with our broad international presence, has played a key role in our revenue and profit growth overall,” commented Robert L. Demorest, MOCON President and CEO.

MOCON is a leading provider of detectors, instruments, systems and consulting services to research laboratories, production facilities, and quality control and safety departments in the medical, pharmaceutical, food and beverage, packaging, environmental, oil and gas and other industries worldwide.  See www.mocon.com for more information.

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements include statements that can be identified by words such as “will,” “may,” “expect,” “believe,” “anticipate,” “estimate,” “continue,” or other similar expressions.  All forward-looking statements speak only as of the date of this press release.  MOCON undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.  In addition to the risks and uncertainties of ordinary business operations and conditions in the general economy and the markets in which the Company competes, there are important factors that could cause actual results to differ materially from those anticipated by the forward-looking statements made in this press release.  These factors include, but are not limited to, competition and technological change, worldwide economic and political stability, setbacks in product development programs, order cancellations, slower-than-anticipated customer acceptance of new products, dependence on certain key industries, risk associated with the Company’s acquisition strategy and international operations, and other  factors set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 and other documents MOCON files with or furnishes to the Securities and Exchange Commission.

MOCON’s shares are traded on the Nasdaq Global Market System under the symbol MOCO.

MOCON is a registered trademark of MOCON, Inc.; other trademarks are those of their respective holders.

MOCON, INC.

SUMMARY CONSOLIDATED FINANCIAL DATA

(in Thousands, Except Per Share Data)

INCOME STATEMENT DATA: (unaudited)

	Quarters Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Sales
Products	$6,985	$6,386	$21,010	$19,010
Consulting services	444	434	1,260	1,344
Total sales	7,429	6,820	22,270	20,354

Cost of sales
Products	2,602	2,659	8,257	7,923
Consulting services	264	238	742	741
Total cost of sales	2,866	2,897	8,999	8,664

Gross profit	4,563	3,923	13,271	11,690

Selling, general and administrative expenses	2,586	2,118	7,610	6,445
Research and development expenses	434	469	1,461	1,439
Operating income	1,543	1,336	4,200	3,806

Other income	134	147	423	415
Income before income taxes	1,677	1,483	4,623	4,221

Income taxes	595	527	1,604	1,500

NET INCOME	$1,082	$956	$3,019	$2,721

Net income per common share:
Basic	$0.19	$0.17	$0.54	$0.50
Diluted	$0.19	$0.17	$0.53	$0.48

Weighted average shares outstanding:
Basic	5,580	5,515	5,555	5,492
Diluted	5,700	5,672	5,673	5,681

BALANCE SHEET DATA:

	September 30, 2008	December 31, 2007
	(unaudited)	(audited)
Assets:
Cash and marketable securities	$10,124	$12,236
Accounts receivable, net	4,605	4,478
Inventories	4,577	3,965
Other current assets	1,156	627
Total current assets	20,462	21,306
Marketable securities, noncurrent	6,076	2,789
Property, plant and equipment, net	1,587	1,583
Other assets, net	4,016	3,995

Total assets	$32,141	$29,673

Liabilities and Stockholders’ Equity:
Total current liabilities	$4,192	$3,949
Total noncurrent liabilities	336	339
Stockholders’ equity	27,613	25,385

Total liabilities and stockholders’ equity	$32,141	$29,673